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                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT ("Agreement") is entered into as of the 31st day of December, 1997, by and between Photran Corporation, a Minnesota corporation, whose address is 21875 Grenada Avenue, Lakeville, Minnesota 55044 (hereinafter referred to as the "Borrower") and Community National Bank, a national banking corporation, whose address is 25 Bridge Square, Northfield, Minnesota 55057 (hereinafter referred to as the "Lender").

     The Borrower has requested the Lender to make a loan (hereinafter referred to as the "Loan") to the Borrower for business purposes, and the Lender is willing to make such a Loan subject to the terms and conditions of this Agreement.

                             NOTE AND INTEREST RATE

     The note shall be for a maximum principal amount of Eight Hundred Thirty Three Thousand Dollars ($833,000.00) ("Note"). The Note shall bear multiple
advance and open end features.   In no event shall an advance be made under the
Note at a later date than November 27, 1998.

     Interest shall accrue on the Note at the rate of ten and one-half percent (10.50%) per annum. The interest rate shall be fixed for the term of the Note and shall be calculated on a 360 day year basis.

                              CONDITIONS OF LENDING

     The Borrower shall continue to comply with all agreements and conditions contained in this Agreement, the Loan Documents and any other document executed in connection with the Loan.

     The obligation of the Lender to make the Loan to the Borrower is subject to the condition that the Lender shall have received on or before the date of such Loan, each of the following documents or instruments, in a form and in substance satisfactory to the Lender and to the Lender's counsel:

     a.   The Note, described above, executed by the Borrower;

     b.   Security Agreement, executed by the Borrower;

     c.   UCC-1 Financing Statement, executed by the Borrower;

     d. Security Interest Clarification Letter, executed by Textron Financial Corporation;

     e. Security Interest Subordination Agreement, executed by Henson & Efron, P.A.;

     f.   Lockbox Agreement, executed by the Borrower;



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     g.   The U.S. Small Business Administration Authorization and Loan
          Agreement, executed by Borrower (collectively the "Loan Documents");
          and

     h.   Security interest estoppel letter from Steven King.

     The initial advance and any future advances on the Loan shall be permitted, upon Lender approval and provided that no default exists under and Borrower is in full compliance with this Agreement and the Loan Documents, subject to the following terms and conditions:

     a. Requested advance is less than seventy-five percent (75%) of export purchase order which is supported by either an irrevocable letter of credit assigned to Lender or export credit insurance; and

     b. Requested advance does not exceed aggregate limit of Eight Hundred Thirty-Three Thousand Dollars ($833,000.00); and

     c. Sufficient collateral exists, subject to the borrowing base certificate which is attached as Exhibit "A" ("Borrowing Base"), so that the collateral balance exceeds the outstanding loan balance plus the requested advance.

                          ISSUANCE OF LETTERS OF CREDIT

     Subject to the Borrowing Base and so long as in doing so Borrower's indebtedness to Lender under the Note together with all Letters of Credit issued on Borrower's behalf do not exceed $833,000.00, Borrower may request and Lender shall issue letters of credit on Borrower's behalf. As a further condition precedent, Borrower shall execute individual applications for each requested Letter of Credit.

                  FINANCIAL STATEMENTS AND BORROWER WARRANTIES

     The Lender has relied upon financial statements prepared by and on behalf of the Borrower in extending this Loan. Borrower warrants that the financial statements and supporting schedules are true and correct to the best of their knowledge and fairly represents their financial condition today.
Notwithstanding the foregoing, Lender acknowledges that it has been advised by Borrower that Borrower's financial statements may contain certain misstatements about the financial condition and results of operations of the Borrower. Lender acknowledges that it has been provided with proposed changes to the financial statements which statements are being reviewed by Borrower's auditors. To the best of Borrower's knowledge, the financial statements, once revised as proposed by Borrower, will in all material respects fairly present the financial condition and the results of operations of the Borrower for the periods described therein.

     The Borrower  warrants that they own the collateral and that it is free and
clear of all liens and encumbrances except as disclosed to the Lender.   Except
for loan agreements by and between Steven King, NBD Equipment Finance, Inc. and Borrower, the Borrower warrants that they are not in default on other loans or loan agreements with third parties and that all federal, state and local tax returns have been filed and all taxes paid, as required. The Borrower agrees to execute all other



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supporting loan documents which may from time to time be required to perfect or maintain the Lender's rights to repayment and to the collateral pledged to secure the Loan. Whenever Borrower obtains an advance supported by an irrevocable letter of credit, such advance shall constitute Borrower's absolute assignment to Lender of the subject irrevocable letter of credit. Borrower agrees that until all indebtedness has been paid to the Lender, they shall:

     a. Comply with the terms and conditions of this Agreement and all Loan Documents which specifically include but are not limited to the Authorization and Loan Agreement by and between Lender, Photran Corporation and the U.S. Small Business Administration dated December 18, 1997;

     b. Allow the Lender to inspect the collateral and Borrower's books and records periodically as requested;

     c.   Maintain the primary payroll account for Borrower with the Lender; and

     d.   Maintain an operating account for Borrower with the Lender.

                                EVENTS OF DEFAULT

     Borrower understands that the Lender may declare the entire debt due and payable should the Borrower:

     a. Fail to pay principal, interest and other charges when due under the Note;

     b. Materially breach any agreement contained in this Agreement or any Loan Document;

     c. An event of default is declared and remaining continuing under any other financing arrangement Borrower has with a third party which is secured in any way by any assets of Borrower, and such third party has exercised or notified Lender of its intent to exercise any of its remedies against Borrower by reason of such event of default;

     d.   Represent to Lender information that is materially false; or

     e. File a petition in Bankruptcy or take other steps evidencing insolvency (whether in the equity sense or the bankruptcy sense).

Where applicable, Borrower has an affirmative duty to notify Lender the same day Borrower has actual knowledge of a default as described above.

                               REMEDIES AND WAIVER

     All of the Lender's rights hereunder are cumulative and shall be in addition to all rights granted to the Lender by law, and nothing herein shall be deemed to be a limitation upon any of the Lender's rights granted by law or in any Loan Document. Failure of the Lender to exercise any right
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or power under this Agreement or any Loan Document shall not constitute a waiver of the Lender's rights to declare the debt immediately due and payable or to institute or pursue collection thereof. Nothing in this Agreement shall be deemed a waiver or prohibition of Lender's right of a banker's lien, offset or counterclaim, which right the Borrower hereby grants Lender.

                                 ATTORNEYS' FEES

     The Borrower promises to pay all costs of collection, including but not limited to, reasonable attorney's fees paid or incurred by the Lender on account of the enforcement or interpretation of Lender's rights under this Agreement or any Loan Document whether or not suit is filed with respect thereto and whether or not such cost or expense is paid or incurred or to be paid or incurred prior to or after the entry of judgment or for the pursuance of, or defense of, any appellate procedure.

                                   CONSISTENCY

     In the event that any of the terms and provisions of this Agreement are inconsistent with any of the terms and provisions as contained in any of the Loan Documents, Lender may enforce such terms and provisions which it, in its sole discretion, deems to best protect its interests, and, the Borrower waives any objections thereto despite the existence of any such inconsistency.

                                   ACCEPTANCE

     The Borrower's signature below indicates their approval of all of the terms in this Agreement. This Agreement shall become a contract between the Lender and Borrower, with the Loan Documents being incorporated by reference and becoming a part of the contract.


                              PHOTRAN CORPORATION
                              (a Minnesota corporation)


                           By: /s/ Judy Tucker
                              -----------------------------------
                              Judy Tucker
                              Its Chief Financial Officer


                              COMMUNITY NATIONAL BANK
                              (a national banking corporation)


                           By: /s/ Kevin T. Kelly
                              -----------------------------------
                              Kevin T. Kelly
                              Its Commercial Loan Officer

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                                   EXHIBIT "A"

                           BORROWING BASE CERTIFICATE

FOR:      Photran Corporation
          21875 Grenada Avenue
          Lakeville, MN 55044

TO:       Community National Bank
          25 Bridge Square, P. O. Box 280
          Northfield, MN 55057

Pursuant to a Loan Agreement between Community National Bank and the undersigned dated December 31, 1997, the undersigned certifies that as of ________________, it has export purchase orders to be used for draws which are supported by the following accounts receivable and inventory and that all of said accounts receivable and export purchase orders are 100% covered by irrevocable letters of credit and/or credit insurance and that any draw request is in compliance with the Loan Agreement.

1.   Accounts receivable supported with an irrevocable letter
     of credit assigned to Bank or export credit insurance less than 75 days past due
                                                                     -----------

2.   Less: Discount of 25% of accounts receivable (25% X #1)          (       )
                                                                     -----------

3.   Total available accounts receivable (#1 - #2)
                                                                     -----------

4.   Inventory
                                                                     -----------

5.   Less: Discount of 50% of inventory (50% X #4)                    (       )
                                                                     -----------

6.   Total available inventory (#4 - #5)
                                                                     -----------

7.   Total available borrowing base (#3 + #6)
                                                                     -----------

8.   Less: Loan balance                                               (       )
                                                                     -----------

9    Subtotal available borrowing base (#7 - #8)
                                                                     -----------

10.  Less: Outstanding letters of credit                              (       )
                                                                     -----------

11.  Available credit (#9 - #10)
                                                                     -----------

The loan balance does not exceed total available borrowing base and any requested draws do not exceed the available credit. The undersigned is not in default under this borrowing base or any other covenants of the Loan Agreement.

                              PHOTRAN CORPORATION
                              (a Minnesota corporation )

                           By:
                              ----------------------------------------
                              Judy Tucker
                              Its Chief Financial Officer